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Exhibit 10.55

United Stationers Inc. Summary of Board of Directors Compensation

        Following is a summary of the forms and levels of compensation to be provided to Directors during 2004.

Director Compensation Component	2004 Amount
Annual Retainer	$50,000 annual rate[1]
Board Meeting Fees[2]
• In person	$2,000 per meeting
• Telephonic	$1,000 per meeting
Committee Meeting Fees
• Held in connection with a Board meeting or by teleconference
— Audit Committee Chairman	$1,500 per meeting
— Other Committee Chairmen	$1,000 per meeting
— Other non-employee members	$500 per meeting
• In-person meeting not held in connection with a Board meeting
— All Chairmen	$1,500 per meeting
— Other non-employee members	$1,000 per meeting
Equity Compensation
• Chairman of the Board	Approximately $85,000 (6,000-share stock option grant in 2004)
• Other non-Employee directors	Approximately $71,000 (5,000-share stock option grant in 2004)
Reimbursement	Reasonable travel-related expenses

1Rate effective for the third quarter of 2004.

2Fees effective for meetings on and after July 27, 2004.

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  Exhibit 10.55
United Stationers Inc. Summary of Board of Directors Compensation